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                                                                   EXHIBIT 10.35



                        RESIGNATION AND RELEASE AGREEMENT


                  AGREEMENT (the "Agreement"), dated as of April 20, 1999 (the "Resignation Date"), by and between Borders Group, Inc. (the "Company"), and Philip M. Pfeffer (the "Executive").

                  WHEREAS, the Executive has been employed as Chief Executive Officer of the Company; and

                  WHEREAS, by mutual agreement between the parties hereto, the Executive shall hereby resign, effective as of the Resignation Date, his positions as Chief Executive Officer of the Company, as a member of the Board of Directors of the Company and as an officer and director of any subsidiary or affiliate of the Company for which he is serving in such positions.

                  NOW, THEREFORE, BE IT RESOLVED, that the Company and the Executive, in consideration of the covenants herein set forth, hereby agree as follows:

                  1. TERMINATION OF EMPLOYMENT

                  By mutual agreement with the Company, the Executive hereby resigns, effective as of the Resignation Date, from his positions as Chief Executive Officer of the Company and a member of the Board of Directors of the Company, and from all other positions the Executive may currently hold as an officer or member of the Board of Directors of any of the Company's subsidiaries or affiliates. The Executive shall sign and deliver to the Company such other documents as may be requested to reflect such resignations.
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                  2. SEVERANCE PAYMENTS, BENEFITS AND OBLIGATIONS

                  (a) The Company will pay to the Executive his base salary through the Resignation Date, and the Executive will not be entitled to any additional compensation or benefits from the Company, or its subsidiaries or affiliates, except as provided in this Agreement.

                  (b) In consideration of the Executive's agreement to comply with Sections 3, 4, 6 and 8 of this Agreement, and in lieu of and in satisfaction of any severance or other payments due under any severance or other benefit plans maintained by the Company or any of its subsidiaries or affiliates (collectively, the "Company Entities"), or any individual agreement previously entered into with the Executive by any of the Company Entities, including without limitation the Employment Agreement, dated as of November 16, 1998, by and between the Company and the Executive (the "Employment Agreement"), the Company shall pay the Executive (i) with respect to severance under the Employment Agreement, an aggregate payment of $2,400,000, half of which shall be payable in equal monthly installments during the twelve-month period commencing in May, 1999, and the other half of which shall be payable on April 20, 2000, and (ii) with respect to the Executive's compliance with Sections 3, 4, 6 and 8 of this Agreement, a payment of $1,500,000, payable upon the end of the Revocation Period (as defined in Section 8(c) hereof). The Company shall waive any mitigation (or obligation to seek employment) provisions otherwise applicable to the Executive under the Employment Agreement.

                  (c) The $6,300,000 promissory note from the Executive to the Company, dated November 23, 1998 (the "Note") shall be extended to remain outstanding until April 20, 2000, at which time the entire unpaid principal balance of the Note, plus all unpaid accrued interest, shall be immediately due and payable. The Pledge Agreement between the Executive




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and the Company, dated November 23, 1998, shall continue pursuant to its terms and shall not be affected by any release set forth in Section 8 of this Agreement. When any of the payments under Section 2(b) and Section 5(c) become due, if the Executive has not repaid in full all outstanding principal and accrued interest on the Note, the Company may, in its sole discretion, apply the payment otherwise due to the Executive (net of applicable income, employment and Medicare taxes required to be withheld on such payment by the Company) to reduce the outstanding principal and accrued interest on the Note, instead of making such payment directly to the Executive. Except as provided in this Section 2(c), the terms and conditions of the Note (including without limitation as to security therefor) shall remain in effect without amendment.

                  (d) The Executive shall be deemed, by virtue of the execution of this Agreement, to have made a written request pursuant to Schedule C of the Employment Agreement that the Company prepare and file with the Securities and Exchange Commission, as soon as reasonably practicable following the date hereof, a Registration Statement on Form S-3 (or other available Form) with respect to the 400,000 shares of common stock of the Company purchased by the Executive under the Employment Agreement, and the Company shall comply with the requirements of said Schedule C (and Schedule C shall remain in effect until the Company's obligations thereunder are satisfied in full).

                  (e) The Company shall continue to provide, and shall cause its subsidiaries to continue to provide, the Executive with indemnification, expense advancement, exculpation of liabilities and directors and officers liability insurance, with respect to actions of the Executive as an officer or director of the Company (or any of its subsidiaries) prior to the Resignation Date, in each case on terms and conditions no less favorable than the terms and conditions applicable

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from time to time to their respective senior executives and directors or, if more favorable, to their respective former senior executives and directors.

                  (f) The Company will reimburse the Executive for any unreimbursed reasonable business expenses incurred by the Executive prior to the Resignation Date, pursuant to the Company's reimbursement policies, following the Executive's presentation of an expense report to the Company. In addition, the Company shall reimburse the Executive for reasonable fees and expenses of the Executive's legal and tax accounting advisors incurred in connection with the negotiation and execution of this Agreement and for the expenses he incurs in relocating his residence to Nashville, Tennessee, upon presentation by the Executive of invoices therefor; provided, that the amounts reimbursed pursuant to this sentence shall not exceed $30,000. Finally, the Company shall assume, as of the date of this Agreement, all rights and responsibilities of the Executive under the lease of the premises at 453 Waymarket Drive, Ann Arbor, MI and the lease of the furniture contained therein, true and correct copies of which leases have been provided to the Company.

                  (g) The Executive agrees that the payment of the amounts set forth in this Section 2 is conditioned upon his satisfaction of the terms of this Agreement and, that, without limiting any other remedies available to the Company, the Company shall not be obligated to pay to the Executive any unpaid portion of such payments or perform its obligations under this Section 2 if the Executive fails to comply in any material respect with any of the material terms of this Agreement.

                  (h) This Agreement shall supersede the Employment Agreement, and the Employment Agreement shall be deemed terminated from and after the date of this Agreement,


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without any remaining obligation of any party under such agreement, except to the extent otherwise specifically provided in this Agreement.


                  3. DISPARAGING COMMENTS

                  From and after the Resignation Date, the Executive will refrain from taking actions or making statements, written or oral, which denigrate, disparage or defame the goodwill or reputation of the Company Entities and their trustees, officers, security holders, partners, agents and former and current employees and directors or which are intended to, or may be reasonably expected to, adversely affect the morale of the employees of any of the Company Entities. The Executive further agrees not to make any negative statements to employees of the Company Entities or to third parties relating to his employment or any aspect of the business of the Company Entities and not to make any statements to employees of the Company Entities or to third parties about the circumstances of the Executive's resignation, or about the Company Entities and their former and current trustees, officers, security holders, partners, agents, employees and directors. From and after the Resignation Date, the Company will refrain, and will cause its executive officers and directors to refrain, from taking actions or making statements, written or oral, which denigrate, disparage or defame the reputation of the Executive. The Company further agrees not to make, and cause its executive officers and directors not to make, any negative statements to employees of the Company Entities or to third parties relating to the Executive's employment or any statements to employees of the Company Entities or to third parties about the circumstances of the Executive's resignation. It is expressly acknowledged and agreed that none of the following shall be considered a violation of the foregoing: (i) a disposition by the Executive of stock of the Company that he owns; (ii)

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statements described in Section 9 of this Agreement; and (iii) statements that a court or governmental body requires be made.


                  4. RESTRICTIVE COVENANTS

                  (a) The Executive has returned or will immediately return to the Company all embodiments of Company Information (as defined below), including client lists, files, software, records, computer access codes and instruction manuals, which he has in his possession, and agrees not to keep any copies thereof. The Executive affirms his obligation to keep all Company Information confidential and not to use it or disclose it to any third party in the future. The term "Company Information" means: (i) confidential information, including information received from third parties under confidential conditions, and (ii) other systems, technical, marketing, business or financial information, or information relating to personnel or former personnel of the Company, the use or disclosure of which might reasonably be construed to be contrary to the interest of the Company; provided, however, that the term "Company Information" shall not include any information that is or became known or available to the public other than as a direct result of a breach of this paragraph by the Executive or any action by the Executive prior to the Resignation Date which would have been a breach of the Executive's obligations to the Company in effect at such time. The Executive shall have the right to remove from the offices of the Company any of his personal belongings which do not constitute Company Information.

                  (b) The Executive agrees that he will not without the prior written consent of the Company engage in Competition during the thirty-six month period following the Resignation Date. "Competition" for the purposes of this Agreement shall mean:

                  (i) becoming directly or indirectly involved, as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, agent, advisor, lender or in

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any other capacity, in any business or entity engaged (either directly or indirectly, through any subsidiary or other affiliated entity) in the sale of books, music or videos directly to the public (whether through traditional retail sales or over the Internet or otherwise, but excluding sales that are merely incidental to the sale of other goods or services) (such sales activity, the "Covered Businesses"), anywhere in North America, the United Kingdom, Singapore, Australia and New Zealand; provided, however, that in no event shall ownership of less than 5% of the outstanding capital stock of any corporation, in and of itself, be deemed Competition if such capital stock is listed on a national securities exchange or regularly traded in an over-the-counter market; and provided, further, that following the first anniversary of the Resignation Date, in no event shall the ownership of less than 10% of the outstanding capital stock of any corporation, in and of itself, be deemed Competition if such capital stock is not listed on a national securities exchange or regularly traded in an over-the-counter market; and provided, further, that in no event shall the Executive's ownership of securities of Ingram Industries, Inc. or Ingram Micro Inc. be deemed Competition; and provided, further, that in no event shall Ingram Industries, Inc. or Ingram Micro Inc., as the case may be, be deemed to be engaged in Competition if such entity and its consolidated affiliates do not have consolidated net revenues from the Covered Businesses in excess of the following percentages of their total consolidated net revenues: 5% during the first twelve months following the Resignation Date; 10% during the next twelve months following the Resignation Date; and 20% during the final twelve months following the Resignation Date; or

                  (ii) directly soliciting, or causing another person to solicit, any person who is a customer of the businesses conducted by the Company, on behalf of a business engaged in



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Competition, or inducing or attempting to persuade any individual known by the
Executive to be an employee of the Company or any of its subsidiaries to terminate his or her employment relationship with the Company or any of its subsidiaries.

                  (c) The Executive acknowledges and agrees that the Company's remedy at law for any breach of the Executive's obligations under this Section 4 would be inadequate and agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision of this Section without the necessity of proof of actual damage. With respect to any provision of this Section 4 finally determined by a court of competent jurisdiction to be unenforceable, the Executive and the Company hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination.


                  5. WAIVER OF OTHER PAYMENTS AND BENEFITS; STOCK OPTIONS; RESTRICTED STOCK

                  (a) The compensation and benefits arrangements set forth in this Agreement are in lieu of any rights or claims that the Executive may have with respect to severance or other benefits, or any other form of remuneration from the Company Entities, other than benefits under any tax-qualified employee pension benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended (including the Company's 401(k) plan), and without limiting the generality of the foregoing, the Executive hereby expressly waives any right or claim that he may have or could assert to payment for salary, bonuses, medical, dental or hospitalization benefits, payments under supplemental retirement plans and incentive plans, life insurance


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benefits, expenses and attorneys' fees, except as otherwise provided in this
Agreement or as mandated under applicable law.

                  (b) The Executive acknowledges that, except as provided in the immediately following sentence, upon the Resignation Date all of his stock options granted under the Borders Group, Inc. Stock Option Plan (the "Option Plan") shall be immediately cancelled and forfeited pursuant to the terms of such Plan. Notwithstanding the foregoing, the Company and the Executive acknowledge that, pursuant to the terms of the Option Plan, the Executive's stock options set forth on Exhibit A to this Agreement shall become vested and exercisable upon the Resignation Date and shall remain exercisable until July 20, 1999, at which time they will be immediately cancelled and forfeited.

                  (c) Pursuant to the terms of the Company's Management Stock Purchase Plan (the "Purchase Plan"), in settlement of the Executive's 53,763 shares of restricted stock purchased under the Purchase Plan, the Company shall deliver to the Executive on the next business day immediately following the Resignation Date a cash payment equal to $917,331.19, less all applicable withholding, employment and Medicare taxes. If, at the time of payment under this Section 5(c), the Executive has not repaid in full all outstanding principal and accrued interest on the Note, the Company may in its sole discretion, apply the above payment to reduce the outstanding principal and accrued interest on the Note, and not make such payment directly to the Executive.

                  6. INFORMATION REQUESTS/COOPERATION

                  The Executive agrees to make himself reasonably available to the Company to respond to requests by the Company for information concerning matters involving facts or events relating to the Company or any other Company Entity that arose during the period of the




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Executive's employment with the Company and that may be within the Executive's knowledge, and to assist the Company and the Company Entities as reasonably requested with respect to pending and future litigations, arbitrations or other dispute resolutions concerning matters involving facts or events relating to the Company or any other Company Entity that arose during the period of the Executive's employment with the Company. The Company will reimburse the Executive for his reasonable travel expenses and costs incurred as a result of his assistance under this Section 6. In addition, the Company shall pay the Executive a fee of $500 per day for each day in excess of an aggregate of 10 days for which the Executive renders services pursuant to this Section 6.

                  7. NO ADMISSION OF WRONGDOING

                  Nothing contained in this Agreement shall be construed in any way as an admission by any of the parties of any act, wrongdoing, practice or policy of discrimination or breach of contract either in violation of applicable law or otherwise.

                  8. WAIVER AND RELEASE.

                  (a) In consideration of the payments and benefits set forth in this Agreement, the Executive, for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively "Releasors") does hereby irrevocably and unconditionally release, acquit and forever discharge the Company Entities and their former and current trustees, officers, security holders, partners, agents, employees and directors, including without limitation all persons acting by, through, under or in concert with any of them (collectively, "Releasees"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs) of any nature whatsoever, known or



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unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act of 1967) (the "ADEA Release"), national origin, religion, disability, or any other unlawful criterion or circumstance, which the Releasors had, now have, or may in the future have, against each or any of the Releasees from the beginning of the world until the date of the execution of this Agreement; provided, that the foregoing shall not include claims for the payments and benefits expressly provided for in this Agreement. The Executive acknowledges and agrees that if he or any other Releasor should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any cause, matter or thing which is the subject of this Section 8(a), this Agreement may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from the Executive all costs incurred in connection with such action, claim or proceeding, including attorneys' fees.

                  (b) In consideration of the Executive's agreements and covenants set forth in this Agreement, the Company and the Company Entities (the "Company Releasors") hereby irrevocably and unconditionally release, acquit and forever discharge the Executive, his heirs, administrators, representatives, executors, successors and assigns (in each case in their capacity as such), including without limitation all persons acting by, through, under or in concert with any of them (collectively, the "Company Releasees"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law, which the Company Releasors now have, or may in the



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future have, against the Executive or any of the Company Releasees with respect to the Executive from the beginning of the world until the date of the execution of this Agreement, other than any claim based upon fraudulent or illegal activity that was not discovered by the Company Releasors until subsequent to the date of execution of this Agreement, or any claim that may be brought derivatively. The Company acknowledges and agrees that if it or any other Company Releasor should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Executive or the Company Releasees with respect to any cause, matter or thing which is the subject of this Section 8(b), this Agreement may be raised as a complete bar to any such action, claim or proceeding, and the Executive or the applicable Company Releasee may recover from the Company Releasors all costs incurred in connection with such action, claim or proceeding, including attorneys' fees.


                  (c) The Executive affirms that prior to the execution of this Agreement and the waiver and release in Section 8(a), the Executive was advised by the Company to consult with an attorney of the Executive's choice concerning the terms and conditions set forth herein, and that the Executive was given up to 21 days to consider executing this Agreement, including the ADEA Release in
Section 8(a). The Executive has 7 days following his execution of this Agreement (the "Revocation Period") to revoke the ADEA Release. In the event the Executive revokes the ADEA Release, the Company may cease making the payments set forth in
Section 2.

                  9. PUBLIC STATEMENTS

                  The parties agree that the Executive's termination of employment will be announced by the statement attached hereto as Exhibit B, and no subsequent comments shall be made to the media or through other public statements by any party hereto or any Company Entity regarding the Executive's termination of employment that are inconsistent with such statement,

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except as may be required by applicable law or regulation. The Company shall retain the public relations firm of Abernathy MacGregor Frank to handle public relations and press inquiries in connection with this Agreement and the Executive's termination of employment.

                  10. NO RELIANCE

                  The Executive represents and acknowledges that, in executing this Agreement, he has not relied upon any representation or statement made by the Company or not set forth herein. The Company represents and acknowledges that, in executing this Agreement, it has not relied upon any representation or statement made by the Executive or not set forth herein.

                  11. GOVERNING LAW

                  This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to the principles of conflicts of law thereof, to the extent not superseded by applicable federal law. 12. WARRANTY

                  The parties hereto represent and warrant that there exists no impediment or restraint, contractual or otherwise on their power, right or ability to enter into this Agreement and to perform their duties and obligations hereunder or as contemplated hereby.

                  13. TAXES

                  All payments made to the Executive under this Agreement will be reduced by, or the Executive will otherwise pay, all income, employment and Medicare taxes required to be withheld on such payments.

                  14. NO COERCION

                  The parties hereto represent and acknowledge that they have decided to enter into this Agreement voluntarily, knowingly and without coercion of any kind.
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                  15. ENFORCEABILITY/SEVERABILITY

                  The parties hereto affirmatively acknowledge that this Agreement, and each of its provisions, is enforceable, and expressly agree not to challenge nor raise any defense against the enforceability of this Agreement or any of its provisions in the future. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

                  16. NOTICES

                  All notices, requests, demands and other communication which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted by telecopy, electronic or digital transmission method upon receipt of telephonic or electronic confirmation; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express) and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:


                  If to the Executive, addressed to:

                  Philip M. Pfeffer
                  836 Tremont Court
                  Nashville, TN  37220




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                  If to the Company, addressed to:

                  Borders Group, Inc.
                  100 Phoenix Drive
                  Ann Arbor, MI  48108-2202
                  Attention:  General Counsel

or to such other place and with such other copies as any party may designate as to itself or himself by written notice to the others.

                  17. AMENDMENTS; WAIVERS

                  This Agreement may not be amended, modified or terminated, except by a written instrument signed by the parties hereto. Any provision of this Agreement may be waived by a written instrument signed by the party to be charged with such waiver.

                  18. SUCCESSORS

                  This Agreement shall be binding on the Executive, the Company, and their respective heirs, successors and assigns, including without limitation any corporation or other entity into which the Company may be merged, reorganized or liquidated, or by which the Company may be acquired. As the obligations to be performed by the Executive hereunder are unique based upon his skills and qualifications, the Executive's obligations under this Agreement may not be assigned. The obligations of the Company under this Agreement may not be assigned except to a successor to all or substantially all of the business or assets of the Company or by operation of law.

                  19. ENTIRE AGREEMENT

                  Except as specified herein, this Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements,









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understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.


                  20. COUNTERPARTS

                  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.






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                  IN WITNESS WHEREOF, the parties have executed this Agreement, as of the date and year first written above.
                                                     BORDERS GROUP, INC.

                                                     Robert D. Roumaldo
                                                     --------------------------
                                                     By:






                                                     /s/ Philip M. Pfeffer
                                                     ---------------------------
                                                     Philip M. Pfeffer

                                    EXHIBIT A

                          Re: Outstanding Stock Options


1.  Grant Date             No. of Option Shares          Option Price Per Share
      11/16/98             15,610                        $23.25

2.  Grant Date             No. of Option Shares          Option Price Per Share
      2/1/99               45,787                        $17.125


The above-referenced options shall terminate on July 20, 1999.



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